Contact: John L. Flynn
Chief Financial Officer
703-478-5830
Email: jflynn@fairchild.com

FAIRCHILD ANNOUNCES NET EARNINGS OF $11.2 MILLION FOR THE QUARTER ENDED SEPTEMBER 30, 2004.

McLean, Virginia (December 14, 2004) — The Fairchild Corporation (NYSE: FA), announced today $11.2 million, or 0.44 per share, of net earnings for the quarter ended September 30, 2004, as compared to a net loss of $2.8 million, or $0.11 per share, for the quarter ended September 30, 2003. Earnings from continuing operations was $2.5 million, or $0.10 per share, for the quarter ended September 30, 2004, as compared to a loss from continuing operations of $2.5 million, or $0.10 per share, for the quarter ended September 30, 2003. For the current quarter, non-cash items included in earnings from continuing operations include a $6.9 million income tax benefit, $2.7 million of depreciation and amortization expense, and $0.6 million of non-cash interest expense, offset partially by a $0.9 million fair market value decrease on an interest rate hedge contract. Net earnings was after recording a $13.4 million income tax benefit from discontinued operations, offset partially by a $4.8 million expense from discontinued operations, primarily for environmental issues related to a former business. Overall revenues increased by $77.4 million, or 402%, in the fourth quarter, as compared to the quarter ended September 30, 2003, due primarily to the acquisition of Fairchild Sports, which includes Hein Gericke and IFW acquired on November 1, 2003, and Polo Express acquired on January 2, 2004. Results for the Company’s year ended September 30, 2004 are included in the attached table.

Fairchild Sports is a seasonal business with historic trends of higher volumes of sales and profits during months from March through September. Revenues for Fairchild Sports between April and September 2004 were $163.2 million, which generated pre-tax earnings of $11.5 million. Eric Steiner, President and Chief Operating Officer of The Fairchild Corporation stated: “We have owned Hein Gericke, Polo, and IFW for less than a year and, in that time, have made substantial strides to improve their businesses. We have built a management team which is capable of prospering in the difficult retail environment in Europe, implemented a new sales strategy, and introduced new products. Our efforts are beginning to translate into tangible economic growth. These businesses offer substantial long-term growth opportunities for expansion, both in Europe and elsewhere. We intend to vigorously pursue those opportunities.”

Hein Gericke, PoloExpress and IFW design and sell motorcycle protective apparel, helmets and a large selection of technical accessories for motorcyclists. Together, Hein Gericke and PoloExpress operate 229 retail shops in Germany, Austria, Belgium, England, France, Ireland, Italy, Luxembourg and the Netherlands. IFW, located in Tustin, California, is a designer and distributor of motorcycle protective apparel, boots and helmets, under several labels, including First Gear and Hein Gericke. In addition, IFW designs and produces protective apparel under private labels for third parties, including Harley-Davidson.

About The Fairchild Corporation

In addition to Fairchild Sports, The Fairchild Corporation is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

THE FAIRCHILD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended

REVENUE:	09/30/04 (Unaudited)	09/30/03 (Audited)	09/30/04 (Audited)	09/30/03 (Unaudited)

Net sales	$94,299	$16,948	$328,399	$68,362
Rental revenue	2,356	2,304	9,947	9,115

	96,655	19,252	338,346	77,477

COSTS AND EXPENSES:
Cost of goods sold	59,510	13,520	206,410	54,896
Cost of rental revenue	1,794	1,387	6,727	5,820
Selling, general & administrative	46,218	10,103	141,596	62,966
Other (income) expense, net	(8,169)	(76)	(9,505)	(2,560)
Amortization of intangibles	537	—	537	—
Impairment charges	—	—	1,206	6,726
Restructuring	—	—	563	—

	99,890	24,934	347,534	127,848

OPERATING LOSS	(3,235)	(5,682)	(9,188)	(50,371)
Net interest expense	(3,890)	(758)	(19,593)	(18,501)
Investment income	3,332	1,030	4,492	1,062
Increase (decrease) in fair market value of interest rate contract	(859)	2,650	4,924	1,752

Loss from continuing operations before taxes	4,652)	(2,760)	(19,365)	(66,058)
Income tax benefit (provision)	6,866	(9)	10,761	(7,797)
Equity in loss of affiliates, net	295	199	(439)	(867)
Minority interest, net	—	36	—	75

Earnings (loss) from continuing operations	2,509	(2,534)	(9,043)	(74,647)
Loss from discontinued operations, net	(4,810)	(301)	(10,554)	(3,856)
Gain on disposal of discontinued operations, net	19	—	9,522	29,784
Income tax benefit from discontinued operations	13,436	—	13,436	—

NET EARNINGS (LOSS)	$11,154	$(2,835)	$3,361	$(48,719)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations	$0.10	$(0.10)	$(0.36)	$(2.96)
Loss from discontinued operations, net	(0.19)	(0.01)	(0.42)	(0.15)
Gain on disposal of discontinued operations, net	—	—	0.38	1.18
Income tax benefit from discontinued operations	0.53	—	0.53	—

NET EARNINGS (LOSS)	$0.44	$(0.11)	$0.13	$(1.93)

Revenues by Segment:
Sports & Leisure Segment (a)	$71,327	$—	$242,732	$—
Aerospace Segment	22,973	16,945	85,667	68,334
Real Estate Operations Segment	2,335	2,304	9,926	9,115
Corporate and Other	20	3	21	28

Total	$96,655	$19,252	$338,346	$77,477

Operating Income (Loss) by Segment:
Sports & Leisure Segment (a)	$1,537	$—	$7,308	$—
Aerospace Segment	587	(128)	3,219	(7,110)
Real Estate Operations Segment	372	850	2,768	2,989
Corporate and Other	(5,731)	(6,404)	(22,483)	(46,250)

Total	$(3,235)	$(5,682)	$(9,188)	$(50,371)

(a) - Actual results for the twelve months ended September 30, 2004, include only eleven months of results from the sports & leisure segment since its acquisition on November 1, 2003.